Exhibit 99.1

News Release
Contact

For Media:	For Investors:
Elliot Sloane	Francesca Luthi
Sloane & Company	BearingPoint, Inc.
Tel. (212) 446-1860	francesca.luthi@bearingpoint.com
Mobile: (646) 623-4819	Tel: (908) 607-2100
esloane@sloanepr.com

Elizabeth Palmer
BearingPoint, Inc.
Tel: (678) 731-2700
Mobile: (404) 242-4638
betsy.palmer@bearingpoint.com
For immediate release
BearingPoint Files 2006 Form 10-K
Company Provides Business Metrics for Q1 2007
MCLEAN, Va.—June 28, 2007—BearingPoint, Inc. (NYSE:BE), a leading global management and technology consulting firm, said today that it has filed its 2006 Form 10-K with the Securities and Exchange Commission.
BearingPoint’s CEO, Harry You, stated, “By filing our full year 2006 financials, we have taken another significant step toward returning to timely filing our periodic reports with the SEC. The business is strong and we continue to see great demand for our services.”
Q1 2007 Key Metrics
BearingPoint reported key business metrics for the first quarter ended March 31, 2007, which were driven by solid performance in the Company’s core business and continued traction in the marketplace. Highlights include:
•	Bookings of $709.5 million for the first quarter of this year, a modest sequential increase over $699.0 million in the fourth quarter of 2006 and a decrease from $804.6 million in the first quarter 2006, with the decline primarily attributable to growth in newly signed, but unfunded Federal contracts which BearingPoint does not include in bookings until related appropriations are approved.
•	Voluntary total employee turnover of 23.9% an increase from 21.2% in the fourth quarter of 2006 and a slight improvement from 24.2% in the first quarter 2006.

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•	Total workforce utilization of 76.6% down slightly from 77.4% in the fourth quarter of 2006 and a solid increase from 73.4% in the first quarter 2006.
•	Billable headcount of approximately 15,200, a slight decline from approximately 15,300 in the fourth quarter of 2006 and 15,400 in the first quarter of 2006.
BearingPoint will host a conference call to discuss the company’s 2006 filing today, June 28, 2007, at 6 p.m. EDT. To participate on this call, please dial: +1 (800) 399-6696 [+1 (706) 679-7614 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. Alternatively, to listen to the live call, please go to the Investor Relations section of BearingPoint’s Web site at www.bearingpoint.com. A replay of the conference call will be available online at www.bearingpoint.com approximately two hours after the end of the call and via telephone by dialing +1 (800) 642-1687 [+1 (706) 645-9291 outside the United States, Puerto Rico and Canada] and entering conference code 4708203 from 7:20 p.m. ET on June 28 through 11:59 p.m. ET on July 12.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has over 17,000 employees around the globe and major practice areas focusing on the Public Services, Financial Services and Commercial Services markets. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. For more information, visit the Company’s website at www.BearingPoint.com.
Forward Looking Statements
This release contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “continue,” “expects,” “intends,” “plans,” “believes,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and which could materially and adversely affect the Company’s financial condition and results of operations. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from the forward-looking statements for many reasons, including, without limitation, the following:
The Company’s continuing failure to timely file certain required periodic reports with the SEC imposes significant risks to the Company’s business, including the possible loss of business, and delisting from the New York Stock Exchange. If the Company does not begin to timely file its periodic reports with the SEC by October 31, 2008, defaults under the Company’s credit facility and various series of debentures may occur. The Company has identified material weaknesses in its internal control over financial reporting, which could materially and adversely affect its business and financial condition. The Company’s current cash resources might not be sufficient to meet its expected near-term cash needs, especially to fund intra-quarter operating cash requirements and non-recurring cash requirements (e.g., to settle lawsuits). The Company has no additional availability under its credit facility to borrow additional amounts and limited ability to issue additional letters of credit, and the

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Company may not be able to refinance its debt or to do so on favorable terms. The Company’s credit facility imposes a number of restrictions which may negatively affect its ability to finance future needs, or do so on favorable terms. If the Company violates these restrictions, the Company could be in default under the credit facility or other indebtedness. If the Company’s operating performance is materially and adversely affected, the Company may not be able to service its indebtedness. The Company may be required to post additional collateral to support obligations under its surety bonds and the Company may be unable to obtain additional surety bonds, letters of credit or bank guarantees in support of client engagements on acceptable terms. If the Company’s borrowings under the credit facility or debentures were to be accelerated, there would be a material and adverse effect on the Company’s financial condition. Downgrades of the Company’s credit ratings could also materially and adversely affect its financial condition. Please refer to Item 1A, Risk Factors to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ for additional information regarding risk factors.
Financial and Operational Notes
We believe that information regarding our new contract bookings provides useful trend information regarding how the volume of our new business changes over time. Comparing the amount of new contract bookings and revenue provides us with an additional measure of the short-term sustainability of revenue growth. Information regarding our new bookings should not be compared to, or substituted for, an analysis of our revenue over time. There are no third-party standards or requirements governing the calculation of bookings. New contract bookings are recorded using then existing currency exchange rates and are not subsequently adjusted for currency fluctuations. These amounts represent our estimate at contract signing of the net revenue expected over the term of that contract and involve estimates and judgments regarding new contracts as well as renewals, extensions and additions to existing contracts. Subsequent cancellations, extensions and other matters may affect the amount of bookings previously reported. Bookings do not include potential revenue that could be earned from a client relationship as a result of future expansion of service offerings to that client, nor does it reflect option years under contracts that are subject to client discretion. State and Federal government contracts or work orders are not included in bookings until related appropriations spending has been properly approved and, then, only to the extent of the amount of spending approved. Consequently, there can be significant differences between the times of contract signing and new contract booking recognition. Although our level of bookings provides some an indication of how our business is performing, we do not characterize our bookings, or our engagement contracts associated with new bookings, as backlog because our engagements generally can be cancelled or terminated on short notice or without notice.
Utilization represents the percentage of time our consultants are performing work, and is defined as total hours charged to client engagement or to non-chargeable client-relationship projects divided by total available hours for any specific time period, net of holiday and paid vacation hours. In 2006, we changed how we define utilization to make this metric more consistent with how we believe our industry peer group measures this metric.
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